Exhibit 10.3
FORM OF
EMPLOYEE MATTERS AGREEMENT
     THIS EMPLOYEE MATTERS AGREEMENT (this “Agreement”) is entered into as of [• ], 2007, by and between EchoStar Communications Corporation, a Nevada corporation (“ECC”), and EchoStar Holding Corporation , a Nevada corporation (the “Company”).
     WHEREAS, the Board of Directors of ECC has determined that it is appropriate and desirable to separate ECC and the Company into two publicly-traded companies by separating from ECC and transferring to the Company ECC’s non-consumer related businesses and related assets and liabilities (the “Separation”); and
     WHEREAS, ECC and the Company have entered into that certain Separation Agreement, dated as of [•], 2007 (the “Separation Agreement”), in order to carry out, effect and consummate the Separation; and
     WHEREAS, in connection with the Separation, ECC and the Company desire to enter into this Employee Matters Agreement to allocate between them assets, liabilities and responsibilities with respect to certain employee compensation, benefit plans, programs and arrangements, and certain employment matters.
     NOW, THEREFORE, in consideration of the mutual promises, covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree, intending to be legally bound, as follows.
ARTICLE I
Definitions
          Section 1.01 Unless otherwise defined herein, each capitalized term shall have the meaning specified for such term in the Separation Agreement. As used in this Agreement:
     “Agreement” means this Employee Matters Agreement together with those parts of the Separation Agreement referenced herein and all Schedules hereto and all amendments, modifications and changes hereto and thereto.
     “Business Employee” means a Transferred Employee or any other individual employed at any time on or prior to the Distribution Date by the Company or any of its Subsidiaries or Affiliates who has, as of the Distribution Date, or who, immediately prior to his or her termination of employment with all of ECC, its Subsidiaries and their respective Affiliates, had employment duties primarily related to the Company Business.

     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Part 6 of Subtitle B of Title I of ERISA and at Section 4980B of the Code, as amended.
     “Code” means the U.S. Internal Revenue Code of 1986, as amended.
     “Domestic Business Employee” means a Business Employee who is located in the United States or who is an expatriate Business Employee employed by a U.S. entity but who is performing services outside of the United States for a temporary period of time at the request of his employer.
     “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001, et. seq.
     “ECC Non-ERlSA Benefit Arrangement” means any Non-ERlSA Benefit Arrangement sponsored or maintained by ECC or its Subsidiaries.
     “ECC Plan” means any Pension Plan or Welfare Plan sponsored or maintained by ECC or its Subsidiaries.
     “IRS” means the U.S. Internal Revenue Service.
     “Non-Domestic Business Employee” means a Business Employee who is located outside the United States or who is an inpatriate Business Employee in the U.S. employed by a Non-U.S. entity but who is performing services in the United States for a temporary period of time at the request of his employer.
     “Non-ERISA Benefit Arrangement” means any contract, agreement, policy, practice, program, plan, trust or arrangement, other than a Pension Plan or Welfare Plan, providing for benefits, perquisites or compensation of any nature to any Business Employee, or to any family member, dependent or beneficiary of any such Business Employee, including, without limitation, disability, severance, health, dental, life, accidental death and dismemberment, travel and accident, tuition reimbursement, supplemental unemployment, vacation, sick, personal or bereavement days, holidays, retirement, deferred compensation, profit sharing, bonus, stock-based compensation or other forms of incentive compensation.
     “Pension Plan” means any pension plan as defined in Section 3(2) of ERISA.
     “Transferred Employee” means an employee of ECC or any of its Subsidiaries (other than the Company or any of its Subsidiaries) whose employment is transferred to the Company Group on or immediately prior to the Distribution Date.
     “Welfare Plan” means any employee welfare plan as defined in Section 3(1) of ERISA.

ARTICLE II
Assignment of Employees
     Effective on or immediately prior to the Distribution Date, the employment of the Transferred Employees by ECC and its Subsidiaries shall be terminated and thereupon shall commence with and shall be assigned and transferred to the Company or one of its Subsidiaries. Notwithstanding anything set forth below or herein to the contrary, nothing in this Agreement shall create any obligation on the part of the Company or any of its Subsidiaries to continue the employment of any employee for any definite period following the Distribution Date or to change the employment status of any employee from “at will.” Notwithstanding the foregoing, to the extent necessary to preserve payroll, benefits, or other legal entitlements with respect to employees outside the United States, the Company and ECC may enter into one or more agreements whereby either party may lease employees from the other party for a limited period of time following the Distribution Date. Any such agreement(s) shall require the party receiving the services of such leased employees to fully reimburse the leasing company for the full cost of the employee(s) remuneration and shall contain other terms and conditions consistent with an arm’s length commercial relationship between the leasing entity and the service recipient.
ARTICLE III
Pension Plans
          Section 3.01 U.S. Defined Contribution Plans.
     (a) Establishment of the Company 401(k) Plan. On or as soon as administratively practicable following the Distribution Date, the Company shall adopt, establish and maintain a 401(k) profit sharing Pension Plan and trust intended to be qualified under Section 401(a) of the Code and exempt from federal income tax under Section 501(a) of the Code (the “Company 401(k) Plan”).
     (b) Transfer of Account Balances and Forfeitures. As soon as administratively practicable after the Distribution Date, there shall be transferred from the EchoStar Communications Corporation 401(k) Employee Savings Plan Trust (“ECC 401(k) Plan Trust”) to the trust established by the Company for the Company 401(k) Plan assets having a value as of the applicable valuation date that are equal to the value of the account balances of, and liabilities with respect to, all Business Employees (other than Business Employees whose employment has terminated prior to the Distribution Date) with an account balance under the EchoStar Communications Corporation 401(k) Employee Savings Plan (“ECC 401(k) Plan”) as of such valuation date. In addition, as soon as administratively practicable after the Distribution Date, there shall be transferred from the ECC 401(k) Plan Trust to the trust established by the Company to hold the Company 401(k) Plan assets a pro rata share of all amounts held as unallocated forfeitures in the ECC 401(k) Plan Trust, determined based upon the ratio of the sum of the account balances of the Business Employees described in the immediately preceding sentence as of the applicable valuation date to the sum of all account balances held in the ECC

401(k) Plan Trust as of such valuation date. Such transferred assets shall be in cash, shares of securities, promissory notes evidencing outstanding plan loans of such Business Employees, and shares of ECC Class A Common Stock and Company Class A Common Stock, and such transfer shall be made in accordance with Section 414(l) of the Code. Liabilities under any qualified domestic relations orders (as defined in Section 414(p) of the Code) received with respect to any accounts transferred to the Company 401(k) Plan shall be transferred to and assumed by the Company 401(k) Plan at the time such assets attributable to such accounts are transferred. The Company shall assume and thereafter be solely responsible for all then existing and future employer liabilities related to such Business Employees under the Company 401(k) Plan and the administration thereof, and ECC shall have no liability therefore.
     (c) In consideration for the continued participation of Business Employees in the ECC 401(k) Plan for any period following the Distribution Date, the Company shall pay to ECC, or reimburse it for, such amounts as are set forth in the Benefits Administration Services Schedule to the Transition Services Agreement.
          Section 3.02 Non-U.S. Retirement Plans. Following the Distribution Date, the Company shall cause its Non-U.S. Subsidiaries to continue to maintain in full force and effect retirement plans as were sponsored and maintained by such Subsidiaries immediately prior to the Distribution Date, and neither ECC nor any of its Subsidiaries shall have any liability or obligation with respect to such plans or any participants or former participants in such plans with respect to their participation therein. In addition, effective either prior to or as of the Distribution Date, the Company shall cause its Non-U.S. Subsidiaries in the United Kingdom, Spain, Holland, Hong Kong, Ukraine, Korea, China, Taiwan and Dubai, to adopt retirement plans with appropriate eligibility and benefits terms to ensure that Non-Domestic Business Employees in such countries are either (1) eligible to participate in the same type of plan and enjoy the same level of benefits for which such Non–Domestic Business Employees were eligible immediately prior to the Distribution Date (or date of plan adoption, if earlier), or (2) eligible to participate in a plan intended to provide a substantially comparable level of benefits for which such Non–Domestic Business Employees were eligible immediately prior to the Distribution Date (or date of plan adoption, if earlier).
ARTICLE IV
Welfare Plans
          Section 4.01 Company Welfare Plans.
     (a) On or as soon as administratively practicable following the Distribution Date, the Company shall have adopted for the benefit of eligible Domestic Business Employees and their respective eligible dependents, health (including medical, vision and dental), life, accidental death and dismemberment, disability and other Welfare Plans as determined by the Company (the “Company Welfare Plans”) that are substantially similar to the terms of the corresponding Welfare Plans maintained by ECC. Domestic Business Employees shall be eligible to participate in the Company Welfare Plans on the terms established by the Company. In consideration for the continued participation of Business Employees in the Welfare Plans maintained by ECC for any period following the Distribution Date, the Company shall pay to ECC, or reimburse it for, such amounts as are set forth in the Benefits Administration Services Schedule to the Transition Services Agreement.
     (b) Following the Distribution Date, the Company shall cause its Non-U.S. Subsidiaries to continue to maintain in full force and effect Welfare Plans as were sponsored and maintained at such Subsidiaries immediately prior to the Distribution Date, and neither ECC nor any of its Subsidiaries shall have any liability or obligation with respect to such plans or any participants or former participants in such plans with respect to their participation therein. ECC and the Company shall have separate provider contracts established for employees of ECC and Non-U.S. Subsidiaries of the Company effective on or prior to the Distribution Date. In addition, effective either prior to or as of the Distribution Date, the Company shall cause its Non-U.S. Subsidiaries in the United Kingdom, Spain, Holland, Hong Kong, Ukraine, Korea, China, Taiwan and Dubai, to adopt Welfare Plans with appropriate eligibility and benefits terms, to ensure that Non-Domestic Business Employees in such countries are either (1) eligible to participate in the same type of plan and enjoy the same level of benefits for which such Non-Domestic Business Employees were eligible immediately prior to the Distribution Date (or date of plan adoption, if earlier), or (2) eligible to participate in a plan intended to provide a substantially comparable level of benefits for which such Non-Domestic Business Employees were eligible immediately prior to the Distribution Date (or date of plan adoption, if earlier), and neither ECC nor any of its Subsidiaries shall have any liability or obligation with respect to such plans or any participants in such plans.
          Section 4.02 Welfare Plan Liabilities.
     (a) Company Liabilities. Except as otherwise provided in this Agreement, the Company shall assume, and be solely responsible for all ECC and Company Welfare Plan liabilities incurred by any Business Employee before, on, or after the Distribution Date.
     (b) ECC Liabilities. ECC shall continue to be responsible after the Distribution Date for employer liabilities under the EchoStar Communications Corporation Employee Benefits Health & Welfare Plan and any Non-U.S. Welfare Plan incurred with respect to Business Employees and their eligible dependents only with respect to the following (except as otherwise provided in this Agreement):
     (1) Continuation Coverage for Terminated Domestic Business Employees and their Dependents. Any Domestic Business Employee whose employment terminates prior to the Distribution Date for any reason, including a Domestic Business Employee currently receiving EchoStar Communications Corporation Employee Benefits Health & Welfare Plan benefits pursuant to a termination agreement or an “Agreement and Release” under the applicable ECC severance policy, and any dependent of such Domestic Business Employee, who elected or is eligible to elect, pursuant to the rights under COBRA or any comparable state law, to continue to participate in the EchoStar Communications Corporation Employee Benefits Health & Welfare Plan on the applicable date of termination.
     (2) Disabled Persons. ECC shall continue to be responsible after the Distribution Date for all claims for long-term disability incurred prior to the Distribution Date by any Domestic Business Employee who is absent from active employment due to a total disability, as defined in the EchoStar Satellite L.L.C. Employee Life Insurance and Disability Plans, on or prior to the Distribution Date to the extent that such long-term disability benefits are provided under an insurance contract. ECC shall also be responsible for long-term disability benefits for any Domestic Business Employee who is receiving weekly short-term disability benefits as of the Distribution Date and who becomes eligible for long-term disability benefits thereafter, provided that the total disability relates to the same condition for which weekly short-term disability benefits were paid and, provided further, that such long-term disability benefits are payable under an insurance contract.
          Section 4.03 Flexible Spending Accounts. Effective as of the Distribution Date, the Company shall adopt and maintain a flexible spending account plan (the “Company FSA”) with terms that are substantially identical in all material respects to those of the EchoStar Communications Corporation Flexible Benefit Plan (the “ECC FSA”). As soon as practicable following the Distribution Date, ECC shall cause to be transferred to the Company an amount in cash equal to the excess of the aggregate accumulated contributions to the flexible spending reimbursement accounts under the ECC FSA made during the year in which the Distribution Date occurs by the Business Employees over the aggregate reimbursement payouts made for such year from such accounts to such Business Employees. The Company shall cause such amounts to be credited to each such employee’s corresponding accounts under the Company FSA following the Distribution Date. On and after the Distribution Date, the Company shall assume and be solely responsible for all claims for reimbursement by Business Employees, whether incurred prior to, on or after the Distribution Date, that have not been paid in full as of the Distribution Date, which claims shall be paid pursuant to and under the terms of the Company FSA, and the Company shall indemnify and hold harmless ECC from any and all claims by or with respect Business Employees for reimbursement under the ECC FSA that have not been paid in full as of the Distribution Date. The Company agrees to cause the Company FSA to honor and continue through the end of the calendar year in which the Distribution Date occurs the elections made by each Business Employee under the Company FSA in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Distribution Date.
ARTICLE V
Equity Compensation Plans
          Section 5.01 Stock Options. ECC and the Company shall take any and all action as shall be necessary or appropriate so that outstanding options issued under the Amended and Restated EchoStar Communications Corporation 1995 Stock Incentive Plan, the EchoStar Communications Corporation 1999 Stock Incentive Plan, the EchoStar Communications Corporation 2001 Nonemployee Director Stock Option Plan and the ECC 1995 Nonemployee Director Stock Option Plan) (collectively, the “ECC SIPs”) to purchase ECC Class A Common Stock (“ECC Stock Options”) held at the close of business on the Distribution Date by current and former employees and directors of ECC and its Subsidiaries and Affiliates (or their respective transferees) shall be replaced pursuant to the terms of the ECC SIPs with an adjusted ECC Stock Option with an adjusted exercise price and a substitute option under the EchoStar Holding Corporation Transition Stock Incentive Plan (the “Company SIP”) to purchase Company Class A Common Stock (a “Company Stock Option”). Such replacement will be implemented in a manner such that immediately following the Distribution (i) the number of shares relating to the adjusted ECC Stock Option will be equal to the number of shares of ECC Class A Common Stock subject to such option immediately prior to the Distribution, (ii) the number of shares subject to the substitute Company Stock Option will be equal to the number of shares of Company Class A Common Stock that the option holder would have received in the Distribution had the ECC Class A Common Stock subject to the option represented outstanding shares of ECC Class A Common Stock, and (iii) the per share option exercise price of the original ECC Stock Option will be proportionally allocated between such separate stock options based upon the relative per share trading prices of ECC Class A Common Stock and the Company Class A Common Stock immediately following the Distribution, with the intention that such adjustment and substitution satisfy the requirements of Section 424 of the Code and avoid treatment as non–qualified deferred compensation subject to Section 409A of the Code. Each adjusted ECC Stock Option and substituted Company Stock Option adjusted from or substituted for an original ECC Stock Option described in this Section 5.01 (a), when combined, will in the exclusive and sole discretion of the administrative committee established pursuant to the applicable ECC SIP (the “ECC SIP Committee”) preserve the intrinsic value of such original ECC Option, and each will preserve the ratio from the original option of the exercise price to the fair market value of the stock subject to the option. Fractional shares shall be adjusted or compensated by ECC as appropriate in the sole discretion of the ECC SIP Committee. All employment with both ECC and the Company shall be taken into account for purposes of determining the vesting and exercisability provisions of such awards.
          Section 5.02 Restricted Stock. ECC and the Company shall take any and all action as shall be necessary or appropriate, so that current and former employees and directors of ECC and its Subsidiaries and Affiliates (or their respective transferees) who on the Distribution Date hold shares of ECC Class A Common Stock issued under one or more ECC SIP that are subject to restrictions on sale and transfer( “ECC Restricted Stock”) shall, in addition to the ECC Restricted Stock, receive shares of the Company Class A Common Stock that are subject to restrictions on sale and transfer (“Company Restricted Stock”) in connection with the Distribution under the applicable Company SIP based upon the number of shares of ECC Restricted Stock they hold. All employment with both ECC and the Company shall be taken into account for purposes of determining when the restrictions on the sale and transfer of such shares lapse. Fractional shares shall be adjusted or compensated by ECC as appropriate in the sole discretion of the ECC SIP Committee.
          Section 5.03 Restricted Stock Units. ECC and the Company shall take any and all action as shall be necessary or appropriate, so that current and former employees and directors of ECC and its Subsidiaries and Affiliates (or their respective transferees) will have each of their restricted stock units granted under one or more ECC SIP with respect to ECC Class A Common Stock (“ECC Restricted Stock Unit”) replaced with a ECC Restricted Stock Unit and a substitute Company restricted stock unit issued under the Company SIP (“Company Restricted Stock Unit”). The number of the Company Restricted Stock Units issued in replacement for such ECC Restricted Stock Units shall be calculated so that immediately following the Distribution (i) the number of ECC Restricted Stock Units will be equal to the number of ECC Restricted Stock Units held by the participant immediately prior to the Distribution, and (ii) the number of the Company Restricted Stock Units will be equal to the number of shares of the Company Class A Common Stock that the holder of the restricted stock unit would have received in the Distribution had the ECC Restricted Stock Unit represented outstanding shares of ECC Class A Common Stock. The ECC Restricted Stock Units and the Company Restricted Stock Units will each take into account all employment with both ECC and the Company, and their respective Subsidiaries and Affiliates, for purposes of determining when such awards vest and terminate. Fractional shares shall be adjusted or compensated by ECC as appropriate in the sole discretion of the ECC SIP Committee.
          Section 5.04 Approval and Terms of Equity and Equity-Based Awards. By its approval of this Article V, the Board of Directors of the Company, as issuer of Company substitute and replacement equity and equity-based awards provided hereunder, and the Board of Directors of ECC, as issuer of ECC substitute and replacement equity and equity-based awards provided hereunder and as sole shareholder of the Company, hereby adopt and approve, respectively, the issuance of the substitute and replacement options and equity and equity-based awards provided for herein. Except as set forth above, the terms of the Company SIP, and the Company substitute and replacement equity and equity-based awards hereunder, shall be substantially identical in all material respects to the terms of the ECC SIPs, and the corresponding awards under the ECC SIPs, as applicable, except that references in the substitute and replacement equity and equity-based awards in respect of Company Class A Common Stock to “Board” and “Committee” shall mean the Board and committee designed by the Board of the Company, respectively. Notwithstanding the foregoing, awards made under the Company SIP, or adjusted under the ECC SIPs, pursuant to the Company’s or ECC’s obligations under this Agreement shall take into account all employment with both ECC and the Company, and their respective Subsidiaries and Affiliates, for purposes of determining the vesting and exercisability provisions of such awards. In exercising power and authority hereunder with respect to replacement and substitute awards provided hereunder, ECC and the Company shall each (i) act in good faith and (ii) cooperate with, and give due regard to any information provided by, the other party. In addition, with respect to such replacement and substitute equity and equity-based awards, neither the Company nor ECC shall, without the prior written consent of the ECC SIP Committee or the applicable committee designated by the Company’s Board of Directors, as applicable, take any discretionary action to accelerate vesting of any such awards.
          Section 5.05 Responsibility for Tax Withholding, Reporting, and Social Insurance Contributions. ECC and the Company agree that, unless prohibited by applicable law, (a) ECC shall be responsible for all tax withholding and reporting obligations and shall pay the employer’s share of any social insurance tax obligations that arise in connection with the grant, vesting, exercise, transfer or other settlement of the substitute and replacement awards held by current and former employees and directors of ECC and its Subsidiaries and Affiliates who are not Business Employees (or their respective transferees), (b) the Company shall be responsible for all tax withholding and reporting obligations and shall pay the employer’s share of any social insurance tax obligations that arise in connection with the grant, vesting, exercise, transfer or other settlement of the substitute and replacement awards held by Business Employees (or their transferees). ECC and the Company agree to enter into any necessary agreements regarding the subject matter of this Section 5.05 to enable ECC and the Company to fulfill their respective obligations hereunder, including but not limited to compliance with all applicable laws and regulations regarding the reporting, withholding or remitting of income and social insurance taxes.

          Section 5.06 No Change of Control. The Distribution will not constitute a “change of control” for purposes of ECC equity and equity-based awards which are outstanding as of the Distribution Date.
          Section 5.07 Employee Stock Purchase Plan. On or prior to the Distribution Date, the Company shall establish an employee stock purchase plan (the “Company ESPP”) with terms that are substantially identical in all material respects to the terms of the Amended and Restated ECC 1997 Employee Stock Purchase Plan (the “ECC ESPP”). Business Employees will be eligible to participate in the Company ESPP on the Distribution Date. Prior to the Distribution Date, ECC shall take whatever action is necessary under the ECC ESPP to provide that the “Purchase Period” (as defined in the ECC ESPP) ending on December 31, 2007 shall instead end on or about December 19, 2007.
          Section 5.08 Establishment of the Company Stock Incentive Plans. Effective as of the Distribution Date, the Company shall establish the a stock incentive plan to provide for awards which may include the following: (i) stock options (both qualified and non-qualified), (ii) stock appreciation rights, (iii) restricted stock awards, (iv) restricted stock unit awards, (v) phantom stock units, (vi) performance grants and (vii) bonus awards, including, without limitation, the awards provided for herein.
ARTICLE VI
Compensation Matters and General Benefit Matters
          Section 6.01 Cessation of Participation in ECC Plans and Non-ERISA U.S. Benefit Arrangements. Except as otherwise provided in this Agreement or as required by the terms of any ECC Plan or ECC Non-ERISA Benefit Arrangement, or by applicable law, ECC and the Company shall take any and all action as shall be necessary or appropriate so that participation in ECC Plans and ECC Non-ERISA Benefit Arrangements by all Business Employees shall terminate as soon as administratively practicable following the Distribution Date and the Company and/or its Subsidiaries, as applicable, shall cease to be participating employers under the terms of such ECC Plans and ECC Non-ERISA Benefit Arrangements as soon as administratively practicable following the Distribution Date.
          Section 6.02 Assumption of Certain Employee Related Obligations. Except as otherwise provided in this Agreement, effective as of the close of business on the Distribution Date, the Company shall assume, and none of ECC or any of its Subsidiaries or Affiliates shall have any further liability for, the following agreements, obligations and liabilities and the Company shall indemnify ECC and its Subsidiaries and Affiliates, and the officers, directors, and employees of each, and hold them harmless with respect to such agreements, obligations or liabilities:
     (a) Agreements entered into between ECC, its Subsidiaries or Affiliates and Business Employees.
     (b) Agreements entered into between ECC, its Subsidiaries or Affiliates and independent contractors providing services solely to the Company Business.

     (c) All collective bargaining agreements, collective agreements, trade union, or works council agreements entered into between ECC, its Subsidiaries or Affiliates and any union, works council, or other body representing only Business Employees.
     (d) All wages, salary, incentive compensation, commissions and bonuses payable to Business Employees on or after the Distribution Date, without regard to when such wages, salary, incentive compensation, commissions and bonuses are or may have been earned.
     (e) All moving expenses and obligations related to relocation, repatriation, transfers, or similar items incurred by or owed to Business Employees.
     (f) All immigration-related, visa, work application, or similar rights, obligations and liabilities related to Business Employees.
     (g) All liabilities and obligations whatsoever of the Company Business with respect to claims made by or with respect to Business Employees or any other persons who at any time prior to the Distribution Date had employment duties primarily related to the Company Business relating to any employee benefit plan, program or policy not otherwise retained or assumed by ECC pursuant to this Agreement, including such liabilities relating to actions or omissions of or by the Company or any officer, director, employee or agent thereof prior to the Distribution Date.
          Section 6.03 Restrictive Covenants in Employment and Other Agreements. To the extent permitted under applicable law, following the Distribution, the Company and its Subsidiaries and Affiliates shall be considered to be successors to ECC and its Subsidiaries and Affiliates for purposes of all agreements containing restrictive covenants (including but not limited to confidentiality and non-competition provisions) between ECC (or any of its Subsidiaries or Affiliates) and Business Employees, employees of ECC (or any of its Subsidiaries or Affiliates) as of the Distribution Date that the Company reasonably determines have substantial knowledge of the Company Business, former employees and independent contractors executed prior to the Distribution Date such that each of ECC, the Company and their respective Subsidiaries and Affiliates shall all enjoy the rights and benefits under such agreements, with respect to such party’s and their respective Subsidiaries” and Affiliates’ business operations; provided, however, that (a) in no event shall ECC be permitted to enforce the restrictive covenant agreements against Business Employees in their capacity as employees of the Company or its Subsidiaries, and (b) in no event shall the Company be permitted to enforce the restrictive covenants agreements of ECC employees in their capacity as employees of ECC or its Subsidiaries.
          Section 6.04 Severance. Effective as of the Distribution Date, the Company may establish one or more severance plans and policies with respect to Business Employees as the Company deems appropriate in its discretion. ECC shall have no liability or obligation under any ECC severance plan or policy with respect to Business Employees whose employment terminates on or after the Distribution Date. It is not intended that any Business Employee will be eligible for termination or severance payments or benefits from ECC or its Subsidiaries or Affiliates as a result of the transfer or change of employment from ECC to the Company or their respective Subsidiaries or Affiliates. Notwithstanding the preceding sentence, in the event that any such termination or severance payments or benefits become payable on account of such transfer, change or the refusal of a Business Employee to accept employment with the Company, the Company shall indemnify ECC, and its Subsidiaries and Affiliates, for the amount of such termination or severance payments or benefits.
          Section 6.05 Past Service Credit. With respect to all Domestic Business Employees, the Company shall recognize all service recognized under the comparable ECC Plans and ECC Non-ERlSA Benefit Arrangements for purposes of determining eligibility, participation, vesting, and calculation of benefits under the Company’s comparable plans and programs, provided that there shall be no duplication of benefits for Business Employees under the Company’s plans and programs. ECC will provide to the Company copies of any records available to ECC to document such service, plan participation and membership and cooperate with the Company to resolve any discrepancies or obtain any missing data for purposes of determining benefit eligibility, participation, vesting and calculation of benefits with respect to such Domestic Business Employees. With respect to retaining, destroying, transferring, sharing, copying and permitting access to all such information, ECC and the Company shall each comply with all applicable laws, regulations and internal policies and each party shall indemnify and hold harmless the other party from and against any and all liability, claims, actions, and damages that arise from a failure (by the indemnifying party) to so comply with all applicable laws, regulations and internal policies applicable to such information.
          Section 6.06 Accrued Vacation Days Off. The Company shall recognize and assume all liability for all vacation, holiday, sick leave, flex days and personal days off, including banked vacation, accrued by Business Employees as of the Distribution Date and the Company shall credit each Business Employee with such days off accrual.
          Section 6.07 Leaves of Absence. The Company will continue to apply the leave of absence policies maintained by ECC to inactive Business Employees who are on an approved leave of absence as of the Distribution Date. Leaves of absence taken by Business Employees prior to the Distribution Date shall be deemed to have been taken as employees of the Company.
          Section 6.08 ECC Assets. Except as otherwise set forth herein, ECC shall retain all reserves, bank accounts, trust funds or other balances maintained with respect to ECC’s Non-ERlSA Benefit Arrangements.
          Section 6.09 Further Cooperation/Personnel Records/Data Sharing. The parties shall provide each other such records and information only as necessary or appropriate to carry out their obligations under law, this Agreement, or for the purposes of administering the Company plans and policies. The parties shall take commercially reasonable actions so that after the Separation, all ministerial matters relating to (i) the Company awards issued to individuals other than Business Employees can be administered by ECC and (ii) ECC equity and equity-based awards issued to Business Employees can be administered by the Company. Each of the parties shall provide information requested by the other party relating to employee status changes (such as terminations, retirements, etc.) and exercised options during the ten-year period beginning on the Distribution Date. Subject to applicable law, all information and records regarding employment and personnel matters of Business Employees shall be accessed, retained, held, used, copied and transmitted after the Distribution Date by the Company in accordance with all laws and policies relating to the collection, storage, retention, use, transmittal, disclosure and destruction of such records. Access to such records after the Distribution Date will be provided to ECC in accordance with Article IV of the Separation Agreement. Notwithstanding the foregoing, ECC shall retain reasonable access to those records necessary for ECC’s continued administration of any plans or programs on behalf of Business Employees after the Distribution Date, provided that such access shall be limited to individuals who have a job-related need to access such records. ECC shall also retain copies of all confidentiality and non-compete agreements with any Business Employee in which ECC has a valid business interest. With respect to retaining, destroying, transferring, sharing, copying and permitting access to all such information, ECC and the Company shall each comply with all applicable laws, regulations and internal policies, and each party shall indemnify and hold harmless the other party from and against any and all liability, claims, actions, and damages that arise from a failure (by the indemnifying party) to so comply with all applicable laws, regulations and internal policies applicable to such information.
ARTICLE VII
General Provisions
          Section 7.01 Preservation of Rights to Amend. The rights of ECC or the Company to amend or terminate any plan, program, or policy referred to herein shall not be limited in any way by this Agreement.
          Section 7.02 Confidentiality. Each party hereto agrees that the specific terms and conditions of this Agreement and any information conveyed or otherwise received by or on behalf of a party hereto in conjunction herewith are confidential and are subject to the terms of the confidentiality provisions set forth in Section 4.5 of the Separation Agreement.
          Section 7.03 Administrative Complaints/Litigation. Except as otherwise provided in this Agreement, as of and after the Distribution Date, the Company shall assume, and be solely liable for, the handling, administration, investigation, and defense of actions, including, without limitation, ERISA, occupational safety and health, employment standards, union grievances, wrongful dismissal, discrimination or human rights and unemployment compensation claims, asserted at any time against ECC or the Company by any Business Employee (including any dependent or beneficiary of a Business Employee), or any other person to the extent such actions or claims arise out of or relate to employment or the provision of services (whether as an employee, contractor, consultant, or otherwise) to or with the Company Business. Any Liabilities arising from such actions shall be deemed Assumed Liabilities under the Separation Agreement.
          Section 7.04 Reimbursement and Indemnification. The parties hereto agree to reimburse each other, within 30 days of receipt from the other party of appropriate verification, for all costs and expenses which each may incur on behalf of the other as a result of any of the Welfare Plans, Pension Plans and Non-ERISA Benefit Arrangements and, as contemplated by Section 6.04, any termination or severance payments or benefits. All liabilities retained, assumed or indemnified against by the Company pursuant to this Agreement, and all liabilities retained, assumed or indemnified against by ECC pursuant to this Agreement, shall in each case shall be subject to the indemnification provisions of Article V of the Separation Agreement.
          Section 7.05 Entire Agreement. This Agreement, including the Schedules hereto and the sections of the Separation Agreement referenced herein, constitutes the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements, negotiations, discussions, understandings, writings and commitments between the parties hereto with respect to such subject matter.
          Section 7.06 Governing Law; Service of Process; Jurisdiction. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof to the extent such rules would require the application of the law of another jurisdiction. The state or federal courts located within the City of New York shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties hereto consent to and agree to submit to the exclusive jurisdiction of such courts. Each of the parties hereto hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by Applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum.
          Section 7.07 Amendment. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of ECC and the Company.
          Section 7.08 Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or the parties hereto entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any party hereto, it is in writing signed by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any party hereto thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
          Section 7.09 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party hereto or thereto. Upon such determination, the parties hereto shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties hereto.
          Section 7.10 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by and delivered to each of the parties hereto.
          Section 7.11 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns; provided, however, that the rights and obligations of either party hereto under this Agreement shall not be assignable by such party without the prior written consent of the other party. The successors and permitted assigns hereunder shall include any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).
          Section 7.12 Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when delivered or mailed in accordance with the terms of Section 9.12 of the Separation Agreement.
          Section 7.13 Performance. Each party hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Affiliate of such party.
          Section 7.14 No Public Announcement. Neither ECC nor the Company shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that either party hereto shall be so obligated by Applicable Law or the rules of any regulatory body, stock exchange or quotation system, in which case the other party hereto shall be advised and the parties hereto shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with Applicable Law, accounting and SEC disclosure obligations or the rules of any stock exchange.
          Section 7.15 Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a stockholder, director, employee, officer, agent or representative of the Company or ECC, in its capacity as such, shall have any liability in respect of or relating to the covenants or obligations of such party under this Agreement and, to the fullest extent legally permissible, each of the Company and ECC, for itself and its respective stockholders, directors, employees, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to Applicable Law.
          Section 7.16 Mutual Drafting. This Agreement shall be deemed to be the joint work product of ECC and the Company and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

          Section 7.17 Dispute Resolution. The parties hereto agree that any dispute, controversy or claim between them with respect to the matters covered hereby shall be governed by and resolved in accordance with the procedures set forth in Article VIII of the Separation Agreement.
          Section 7.18 No Third Party Beneficiaries. No Business Employee or other current or former employee of ECC or the Company or any Subsidiary or Affiliate of either (or his/her spouse, dependent or beneficiary), or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder. The provisions of this Agreement are solely for the benefit of the parties hereto and their respective Affiliates, successors and permitted assigns and shall not confer upon any third Person any remedy, claim, liability, reimbursement or other right in excess of those existing without reference to this Agreement.
          Section 7.19 Effect if Separation Does Not Occur. Notwithstanding anything in this Agreement to the contrary, if the Separation Agreement is terminated prior to the Distribution Date, this Agreement shall be of no further force and effect
          Section 7.20 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT.
          Section 7.21 Corporate Authorization. The officers of ECC and the Company are hereby authorized, empowered and directed, in the name and on behalf of each of ECC and the Company, respectively, to take or cause to be taken all such further action, to execute and deliver or cause to be executed and delivered all such further agreements, certificates, instruments and documents, to make or cause to be made all such filings with governmental or regulatory authorities, and to pay or cause to be paid all such fees and expenses, in each case which shall in such officers’ judgment be deemed necessary, proper or advisable to effect and carry out the intent of this Agreement, such determination to be evidenced conclusively by such officers’ execution and delivery thereof or taking of action in respect thereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their authorized representatives as of the date first above written.

EchoStar Communications Corporation
By:
Name:
Title:

EchoStar Holding Corporation
By:
Name:
Title: